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                                                                   EXHIBIT 10.30



                              [NANOGEN LETTERHEAD]


May 24,1996

                                             PERSONAL AND CONFIDENTIAL

Harry J. Leonhardt, Esq.
14 Glen Iris
Dove Canyon, CA 92679

Dear Harry:

Nanogen Incorporated ("Nanogen") is pleased to offer you the position of Vice President, General Counsel and Secretary, and the following terms encompass our offer. The effective date of your employment would be no later than July 1, 1996.

You will be located in our San Diego office, and report to Nanogen's Chief Executive Officer, me. As Vice President, General Counsel and Secretary, you would be responsible for all legal and intellectual property matters relating to Nanogen and responsible for all corporate matters with regard your position as the Secretary of Nanogen. You will be expected to devote your full-time efforts to these responsibilities, and you will be compensated at an annual base rate of $185,000 per annum payable in equal, semi-monthly increments. In addition, you will be guaranteed an annual bonus of $40,000 for the first year of your employment at Nanogen. Additional bonuses would be based on annual milestones which would be mutually agreed upon between me and you, subject to Board of Directors' approval.

Upon your acceptance of this proposal, you will be entitled to purchase 100,000 shares of Nanogen common stock at fair market value, as determined by Nanogen's Board. The purchase will be made through the signing of Nanogen's current form of Stock Purchase Agreement. These shares will vest ratably on a monthly basis over the four-year period starting on your first day of employment, except that you will not be vested in the initial 25% of such shares until the first anniversary of your employment.

You will automatically be vested in 50% of any remaining unvested shares if you are terminated without cause or if you terminate your employment for good reason (even if such termination occurs before the first anniversary of your employment). You will automatically be vested in 100% of any


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Harry J. Leonhardt, Esq.              -2-                            May 24,1996


remaining unvested shares upon the transfer or sale of all or substantially all of Nanogen's business or merger with an unaffiliated company.

In addition, you will be entitled to purchase 25,000 shares of Nanogen Preferred Stock under the same terms as the Series B Preferred financing which was at $2.50/share which includes one Common Share warrant at $0.25/share for every six shares of Preferred purchased.

You will be eligible for relocation benefits consistent with your employment level at Nanogen as specified by Nanogen's current 1996 Relocation Guidelines, a copy of which has been provided to you. As we discussed, Nanogen will modify the Relocation Policy with regard to temporary housing and pay reasonable rent in San Diego for up to six months, not to exceed $2,500 per month. In addition, we will increase the cap associated with your move as outlined in the 1996 Relocation Guidelines from $25,000 to $40,000.

You shall be eligible to participate in health insurance coverage and Nanogen employee benefits and policies provided from time to time to Nanogen senior management officers. Summaries of these plans and policies will be provided for your review.

In addition, if, prior to the time that shares of Nanogen stock have been sold in an initial public offering, Nanogen terminates your employment without cause (or you terminate your employment for good reason), then Nanogen will guarantee to pay you as severance a one time payment equal to one (1) year of your then-current base level salary. If, after the time that shares of Nanogen stock have been sold in an initial public offering, Nanogen terminates your employment without cause (or you terminate your employment for good reason), then Nanogen will guarantee to pay you as severance a one time payment equal to six (6) months of your then-current base level salary.

For purposes of this letter, the phrase "termination without cause" shall mean a termination of your employment by Nanogen for any reason other than: (1) the repeated and willful failure by you to perform your reasonably assigned duties on behalf of Nanogen; (2) the repeated gross negligence by you in carrying out your duties; (3) illegal conduct by you in carrying out your duties; (4) the repeated refusal by you to comply with the reasonable and lawful instructions of the Board; or (5) repeated and willful actions by you contrary to Nanogen's best interests. For purposes of this letter "termination for good reason" shall mean a termination by you of your employment with Nanogen on account of the occurrence of any of the following without your consent which must be considered in good faith by you: (1) a change in your status, title, position or responsibilities that represents a material and adverse change in the status, title, position or responsibilities described in this letter;


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Harry J. Leonhardt, Esq.              -3-                            May 24,1996


(2) Nanogen's requiring you to be based at any place outside metropolitan San Diego, California; (3) a reduction in your base salary or material reduction of other compensation and benefits; or (4) the insolvency or the filing of a petition for bankruptcy by Nanogen.

Employment with Nanogen will not be for a specific term and can be terminated by you or by Nanogen at any time for any reason, with or without cause and with or without notice. Any contrary representations, agreements or promises of any kind, whether written, oral, expressed or implied which may have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen executives, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen's Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Proprietary Information, Inventions and Dispute Resolution Agreement which is incorporated into this agreement by reference. The terms and conditions regarding this letter and the offer of employment shall be governed by the laws of the State of California.

In compliance with the federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by June 1, 1996. We are very excited that you will be joining Nanogen. Myself, Tina, our Board members and employees look forward to announcing your appointment.



Very kind regards,


/s/ HOWARD C. BIRNDORF


Howard C. Birndorf

HCB/cg

AGREED AND ACCEPTED:


/s/ HARRY J. LEOHNHARDT
-----------------------------------
Harry J. Leohnhardt, Esq.



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                                 Attachment "A"



                              NANOGEN INCORPORATED

                            AGREEMENT FOR REPAYMENT
                          OF PRO-RATA MOVING EXPENSES




I, Harry J. Leonhardt, agree that if I voluntarily terminate my employment within 12 months of 7/1/96 , my first day of work with Nanogen Incorporated ("Nanogen"), I will repay to Nanogen, on a pro-rata basis, the actual total costs incurred by Nanogen to move me and my family (if applicable) to San Diego. The pro-rata calculation will be based upon the number of days of employment with Nanogen divided by 365 days times the total costs described below.



      1.    Movement of household goods.
      2.    Trip to locate housing.
      3. Payments made to travel to my new location for myself, spouse and family.
      4.    Temporary housing in San Diego.